Exhibit 19.1

INSIDER TRADING COMPLIANCE POLICY

Table of Contents

1.	PURPOSE AND SCOPE.	1
2.	DEFINITIONS.	2
3.	EXECUTIVE SUMMARY.	3
3.1	ROLES AND RESPONSIBILITIES	3
3.2	KEY POINTS	3
4.	POLICY STATEMENT (DETAILS).	3
5.	REFERENCES, RELATED POLICIES, & FAQ	8

1. Purpose and Scope.

Purpose:

Federal laws and regulations prohibit trading in the securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence. These laws and regulations also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade. Treace Medical Concepts, Inc. (the “Company”) requires its personnel to comply at all times with federal laws and regulations governing insider trading. Violating such laws and regulations can undermine investor trust, harm the reputation and integrity of the Company, and result in dismissal from the Company or even serious criminal and civil charges against the individual and the Company. The Company reserves the right to take whatever disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.

Scope:

This Insider Trading Compliance Policy (this “Policy”) applies to all officers, directors and employees of the Company. For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”).

Individuals subject to this Policy are responsible for ensuring that members of their household comply with this Policy. This Policy also applies to any entities controlled by individuals subject to this Policy, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account. Accordingly, individuals subject to this Policy are responsible for ensuring that entities they control comply with this Policy.

The Company may determine that this Policy applies to additional persons with access to material nonpublic information, such as contractors or consultants. Officers, directors and employees, together with any other person designated as being subject to this Policy by the Company’s Chief Legal and Compliance Officer or his or her designee (the “Compliance Officer”), are referred to collectively as “Covered Persons.”

Questions regarding this Policy should be directed to the Compliance Officer, who is responsible for the administration of this Policy.

2. Definitions.

Term	Definition
Policy	This Insider Trading Compliance Policy of Treace Medical Concepts, Inc.
Exchange Act	The Securities Exchange Act of 1934 (as amended).
Covered Persons	Officers, directors and employees, and any other person designated as being subject to this Policy.
Preclearance Person	All directors, officers, and employees as designated by the Compliance Officer who must pre-clear transactions in the Company’s securities at all times, including during open window periods.
Purchase	The actual purchase of a security and including any contract to purchase or otherwise acquire a security.
Sale	Includes the actual sale of a security, and including any contract to sell or otherwise dispose of a security.
Securities	Stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.
TMC or Company	Treace Medical Concepts, Inc.
Contractor	Any person engaged to perform work or tasks for the Company on any basis other than full- or part-time employment by TMC.
Employee	Any employee of the Company, whether employed on a full-time or part-time basis.
Representatives	All individuals working on behalf of TMC, including employees, independent sales agents, and others as circumstances warrant.
Trading Plan

A plan to trade in the Company’s securities that meets the conditions of Rule 10b5-1 or the elements of a non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of Regulation S-K and that has been pre-approved by the Compliance Officer.

Cooling Off Period	The time period after a Trading Plan is adopted during which no trades may be made.

3. Executive Summary.

The two tables below provide Roles and Responsibilities and a summary of key points of this Policy:

3.1 ROLES AND RESPONSIBILITIES

Role	Responsibilities
Compliance Officer	Company’s Chief Legal and Compliance Officer or his or her designee. Must pre-clear transactions for Preclearance Persons and approve exceptions to this Policy.
Chief Financial Officer	Must pre-clear transactions by the Compliance Officer.

Role	Responsibilities
Authorized Spokespersons

The Chief Executive Officer, the Chief Financial Officer, or the Compliance Officer (or his or her designees). These are the only employees authorized to respond to inquiries from third parties, such as industry analysts or members of the media.

3.2 KEY POINTS

DO’S	DON’TS
DO wait until material information is published before buying or selling Company stock	DON’T buy, gift, sell or transfer stock of a company if you have material, nonpublic information about that company obtained in connection with your employment by or service to the Company
DO plan to trade during the open window periods beginning on the 3rd day after the quarterly earnings press releases	DON’T buy or sell Company stock during the blackout periods
Do inform your household members and controlled companies about the blackout periods and restrictions in the Policy	DON’T let members of your household buy or sell Company stock during a blackout period or otherwise in violation of this Policy
DO obtain preclearance from the Compliance Officer if you are a Preclearance Person	DON’T trade if you have material, nonpublic information even if you have been pre-cleared
DO complete your trade within 5 business days after obtaining preclearance	DON’T engage in prohibited transactions, such as shorting, transacting in over-the-counter options, or engaging in hedging transactions in Company stock or pledging Company stock as collateral
DO refer inquiries from the media or analysts to the CEO, CFO or Compliance Officer	DON’T share material, nonpublic information about the Company with non-employees unless subject to confidentiality obligations

4. Policy Statement (Details).

Unless otherwise permitted by this Policy, no Covered Person shall purchase, sell, gift or otherwise transfer any security of the Company while in possession of material nonpublic information about the Company.

Unless otherwise permitted by this Policy, no Covered Person shall purchase, sell, gift or otherwise transfer any security of any other company, while in possession of material nonpublic information about the other company obtained in connection with such Covered Person’s employment by or service to the Company.

In addition, Covered Persons shall not directly or indirectly communicate material nonpublic information to anyone outside the Company (except in accordance with the Company’s policies regarding confidential information) or to anyone within the Company other than on a “need-to-know” basis.

“Purchase” and “sale” are defined broadly under the federal securities law. See the definitions section above. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, transfers, gifts, and acquisitions and exercises of warrants or puts, calls, pledging and margin loans, or other derivative securities.

The laws and regulations concerning insider trading are complex, and Covered Persons are encouraged to seek guidance from the Compliance Officer prior to considering a transaction in Company securities.

Blackout Periods

The period during which the Company prepares quarterly financials is a sensitive time for insider trading purposes, as Company personnel may be more likely to possess, or be presumed to possess, material nonpublic information. To avoid the appearance of impropriety and assist Company personnel in planning transactions in the Company’s securities for appropriate times, directors, officer or employees (as well as any individual or entity covered by this Policy by virtue of their relationship to such director, officer or employee) must not purchase or sell any security of the Company during the period beginning on the 14th calendar day before the end of any fiscal quarter of the Company and ending after completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, such period, a “blackout period.”

A “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company were to release earnings on Monday prior to 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Tuesday. If the Company were to release earnings on Monday after 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Wednesday. If you have any question as to whether information is publicly available, please direct such inquiry to the Compliance Officer.

Exceptions to the blackout period policy may be approved by the Compliance Officer or, in the case of exceptions for directors, the Board of Directors.

The Compliance Officer may recommend that directors, officers, employees or others suspend trading in Company securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all of those individuals affected should not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading.

Preclearance of Transactions

All transactions in the Company’s securities by directors, officers, and employees on a list designated by the Compliance Officer (each, a “Preclearance Person”) must be precleared by the Compliance Officer (or the Chief Financial Officer for transactions by the Compliance Officer). Household members of a Preclearance Person and entities controlled by a Preclearance Person must also obtain preclearance and are considered Preclearance Persons. Preclearance should not be understood to represent legal advice by the Company that a proposed transaction complies with the law.

A request for preclearance must be in writing, should be made at least two business days in advance of the proposed transaction, and should include the identity of the Preclearance Person, a description of the proposed transaction, the proposed date of the transaction, and the number of shares or other securities involved. In addition, the Preclearance Person must execute a certification that he or she is not aware of material nonpublic information about the Company. The Compliance Officer, or the Chief Financial Officer for transactions by the Compliance Officer, shall have sole discretion to decide whether to clear any contemplated transaction. All trades that are precleared must be effected within five business days of receipt of the preclearance unless a specific exception has been granted by the Compliance Officer. A precleared trade (or any portion of a precleared trade) that has not been effected during the five business day period must be submitted for preclearance determination again prior to execution. Notwithstanding receipt of preclearance, if the Preclearance Person becomes aware of material nonpublic information, or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

None of the Company, the Compliance Officer, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance.

Exempt Transactions

This Policy, except for provisions set forth in the Prohibited Transactions section below, does not apply to:

•
transactions directly with the Company;
•
gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this Policy, except that gift transactions involving Company securities are subject to pre-clearance;
•
transactions relating to equity incentive awards without any open-market sale of securities (e.g., cash exercises of stock options or the “net settlement” of restricted stock units but not broker-assisted cashless exercises or open-market sales to cover taxes upon the vesting of restricted stock units);
•
“sell-to-cover” transactions pursuant to a non-discretionary policy adopted by the Company that is intended to facilitate the payment of withholding taxes associated with vesting of equity awards (other than stock options);
•
transactions under a pre-cleared Rule 10b5-1 plan; or
•
transactions under a pre-cleared non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of Regulation S-K.

Material Nonpublic Information

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.

Examples of material information may include (but are not limited to) information about:

•
corporate earnings or earnings forecasts;
•
possible mergers, acquisitions, tender offers, or dispositions;
•
major new products or product developments;
•
important business developments, such as developments regarding strategic collaborations;
•
management or control changes;
•
significant financing developments, including pending public sales or offerings of debt or equity securities;
•
defaults on borrowings;
•
bankruptcies;
•
cybersecurity or data security incidents; and
•
significant litigation or regulatory actions.

Information is “nonpublic” if it is not available to the general public. In order for information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission (the “SEC”) or a Regulation FD-compliant conference call. The Compliance Officer shall have sole discretion to decide whether information is public for purposes of this Policy.

The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of two full trading days following release of the information to the public, is a reasonable waiting period before such information is deemed to be public.

Inquiries from Third Parties

Consistent with the Company’s policy about spokespersons, inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the Chief Executive Officer, the Chief Financial Officer, or the Chief Legal and Compliance Officer.

Post-Termination Transactions

If an individual is in possession of material nonpublic information about the Company (or another company obtained in connection with their employment by or service to the Company) when that individual’s service terminates, the individual is responsible for complying with all federal securities laws and regulations and should not purchase, sell, gift or otherwise transfer the Company’s (or that other company’s) securities until that information has become public or is no longer material.

Prohibited Transactions

The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company’s securities.

Short Sales: Short sales of the Company’s securities are prohibited by this Policy. Short sales are sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale. In addition, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e., directors, officers, and the Company’s 10% stockholders) from making short sales of the Company’s equity securities.

Options: Transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange, on an over-the-counter market, or in any other organized market, are prohibited by this Policy.

Hedging Transactions: Hedging transactions involving the Company’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, are prohibited by this Policy.

Margin Accounts and Pledging: Individuals are prohibited from pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account. This prohibition does not apply to cashless exercises of stock options under the Company’s equity plans, nor to situations approved in advance by the Compliance Officer.

Partnership Distributions: Nothing in this Policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members, or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances, and applicable securities laws.

Rule 10b5-1 Trading Plans

The restrictions in this Policy, except for provisions set forth in the Prohibited Transactions section above, do not apply to transactions under a Trading Plan that satisfies either:

•
the conditions of Rule 10b5-1; or
•
the elements of a non-Rule 10b5-1 trading arrangement as defined in Item 408(c) of Regulation S-K; and

•
the Compliance Officer has pre-approved.

To obtain the Compliance Officer’s pre-approval, the Trading Plan must meet these conditions:

•
include a “Cooling Off Period” for
•
Section 16 reporting persons that extends to the later of 90 days after adoption or modification of a Trading Plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days; and
•
employees and any other persons, other than the Company, that extends 30 days after adoption or modification of a Trading Plan;
•
for Section 16 reporting persons, include a representation in the Trading Plan that the Section 16 reporting person is (1) not aware of any material nonpublic information about the Company or its securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;
•
be entered into in good faith at a time when the individual is not in possession of material nonpublic information about the Company and not otherwise in a blackout period, and the person who entered into the Trading Plan has acted in good faith with respect to the Trading Plan;
•
either (1) specify the amounts, prices, and dates of all transactions under the Trading Plan; or (2) provide a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (3) prohibit the individual from exercising any subsequent influence over the transactions;
•
comply with all other applicable requirements of Rule 10b5-1; and
•
meet any other conditions on its implementation and operation as the Compliance Officer deems necessary or advisable.

Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by the Compliance Officer. An individual may only modify a Trading Plan outside of a blackout period and, in any event, when the individual does not possess material nonpublic information. Modifications to and early terminations of a Trading Plan are subject to preapproval by the Compliance Officer. Modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new Cooling-Off Period.

The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Compliance Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Compliance Officer, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.

Interpretation, Amendment, and Implementation of this Policy

The Compliance Officer shall have the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the Compliance Officer, may include amendments to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws. The Chief Financial Officer will administer this Policy as it applies to any trading activity by the Compliance Officer.

Actions taken by the Company, the Compliance Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws.

Certification of Compliance

All directors, officers, employees and others subject to this Policy may be asked periodically to certify their compliance with the terms and provisions of this Policy.

5. REFERENCES, RELATED POLICIES, & FAQ.

Name	Location
Exchange Act Rule 10b5-1	SEC.gov
Insider Trading Pre-Clearance Request Form	Legal and Compliance Policy Portal
Section 16 – Company Stock & Options Two-Day Reporting Deadline and Pre-Clearance Requirements	Legal and Compliance Policy Portal
Regulation FD: Policy Regarding Communications with Analysts, Shareholders, and Others	Legal and Compliance Policy Portal
Security Exchange Act of 1934	SEC.gov